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                                               EXHIBIT F

      25 Research Drive, Westborough, Massachusetts 01582
      ===================================================



                                   January 16, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     Re:  File No. 70-9143

Dear Commissioners:

     The statement on Form U-1 as amended, relating to the amendment of corporate documents restricting the issuance of unsecured debt of certain utility subsidiaries of New England Electric System (NEES) and the tender offer for the preferred stock of said utilities by NEES, was permitted to become effective by Commission's Order dated November 7, 1997, and a further Order dated December 11, 1997. I have reviewed the following actions taken subsequent to the opinion of Kirk L. Ramsauer and me dated December 5, 1997 which was filed as Exhibit F to the statement on Form U-1, as amended, to carry out the transactions described in the statement:

Amendment of Corporate Documents
--------------------------------

     1. As stated above, further appropriate action by your Commission under the Public Utility Holding Company Act of 1935 was taken by an Order dated December 11, 1997
          (HCAR No. 26796).

     2. At a meeting held December 12, 1997, of the stockholders of Massachusetts Electric Company (Mass. Electric), 93% votes of the outstanding preferred shares and 100% of the common shares, each voting as a separate class, voted in favor of amendments to the Articles of Organization and By-Laws of Mass. Electric deleting the restrictions on unsecured indebtedness.

     3. At a meeting held December 12, 1997, of the stockholders of The Narragansett Electric Company (Narragansett), 92% of the outstanding preferred stock voted in favor of amending the preferred stock preference provisions deleting the restrictions on unsecured indebtedness. In a separate vote, 100% of the common shares voted in favor of amending the preferred stock preference provisions deleting the restrictions on unsecured indebtedness. On December 15, 1997, the directors of Narragansett also voted to amend the preferred stock preference provisions deleting the restrictions on unsecured indebtedness.
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     4.   At a meeting held December 12, 1997, of the
          stockholders of New England Power Company (the Power Company), 91% of the Dividend Series Preferred shareholders and 99% of the Common and 6% Cumulative Preferred Stock (being the shares with general voting rights), each voting as a separate class, voted in favor of amendments to the Articles of Organization and By-Laws of the Power Company deleting the restrictions on unsecured indebtedness.

     5. Pursuant to the tender offer which expired on December 12, 1997, NEES purchased 47,185 shares of Mass. Electric's 4.44% Dividend Series Preferred Stock, 47,470 shares of Mass. Electric's 4.76% Dividend Series Preferred Stock, 146,000 shares of Mass. Electric's 6.99% Dividend Series Preferred Stock, and 407,839 shares of Mass. Electric's 6.84% Preferred Stock-Cumulative.

     6. Pursuant to the tender offer which expired on December 12, 1997, NEES purchased 130,791 shares of Narragansett's 4.50% Series Cumulative Preferred Stock, 88,783 shares of Narragansett's 4.64% Series Cumulative Preferred Stock, and 254,950 shares of Narragansett's 6.95% Series Cumulative Preferred Stock.

     7. Pursuant to the tender offer which expired on December 12, 1997, NEES purchased 86,410 shares of the Power Company's 4.56% Dividend Series Preferred Stock, 43,924 shares of the Power Company's 4.60% Dividend Series Preferred Stock, 40,250 shares of the Power Company's 4.64% Dividend Series Preferred Stock, 64,204 shares of the Power Company's 6.08% Dividend Series Preferred Stock, and 56,217 shares of the Power Company's 6.00% Cumulative Preferred Stock.

     8. On December 31, 1997, NEES donated all preferred shares of Mass. Electric and Narragansett purchased by it pursuant to the tender offers to the issuing companies as capital contributions. The issuing companies thereafter cancelled and retired said donated shares (except for 521 shares of Narragansett preferred which are in the process of being cancelled and retired).

     With respect to the above described transactions, I have reviewed the above mentioned opinion and I hereby confirm the various opinions and statements contained therein. It is my further opinion that the foregoing transactions have been carried out in accordance with the statement.

                                   Very truly yours,

                                   s/Robert King Wulff

                                   Robert King Wulff
                                   Corporation Counsel